Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Hemispherx Biopharma, Inc.

Philadelphia, Pennsylvania

We consent to the incorporation by reference in Registration Statements (No. 333-160499, 333-57134, 118903, 333-155528 and 333-209060) on Form S-8 and Registration Statements (No. 333-182216, 333-152727, 333-126804, 333-130008, 333-159856, 333-151696 and 333-205228) on Form S-3 of Hemispherx Biopharma, Inc. and Subsidiaries of our report dated March 31, 2017 relating to our audit of the consolidated financial statements which appears in this Annual Report on Form 10-K of Hemispherx Biopharma, Inc. for the year ended December 31, 2016.

/s/ RSM US LLP
RSM US LLP
Blue Bell, Pennsylvania
March 31, 2017